Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release May 2, 2022

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $334,000 or $0.04 diluted earnings per share for the three months ended March 31, 2022, compared to net earnings of $473,000 or $0.06 diluted earnings per share for the three months ended March 31, 2021, a decrease of $139,000 or 29.4%. Net earnings were $1.4 million or $0.17 diluted earnings per share for the nine months ended March 31, 2022, compared to net earnings of $1.1 million or $0.14 diluted earnings per share for the nine months ended March 31, 2021, an increase of $256,000 or 22.7%.

The decrease in net earnings for the quarter ended March 31, 2022 was primarily attributable to lower net interest income and lower non-interest income, which were partially offset by decreased non-interest expense and negative provision for losses on loans. The increase in net earnings for the nine months ended March 31, 2022, was primarily attributed to lower non-interest expense and lower provision for losses on loans, which were partially offset by decreased net interest income.

Net interest income decreased $310,000 or 12.7% and totaled $2.1 million for the quarter ended March 31, 2022, primarily because interest income decreased more than interest expense decreased. Interest income decreased $379,000 or 12.9% and totaled $2.6 million for the recently-ended quarterly period due primarily to a decreased average balance of interest-earning assets period to period as well as a lower average interest rate earned on those assets. Interest expense decreased $69,000 or 14.0% and totaled $423,000 for the three months just ended primarily due to lower average interest rates paid on funding sources. Non-interest income decreased $88,000 or 48.4% to $94,000 for the recently ended quarter due primarily to decreased net gains on sales of loans. The decrease in net gains on sales of loans was primarily due to a reduction in volume of loans sold during the comparable period. The Company sells most of its long-term, fixed-rate mortgage loans to the Federal Home Loan Bank of Cincinnati, while retaining the servicing rights on the loans. With recent increases in market interest rates, the Company is experiencing lower demand for long-term, fixed-rate mortgages that can be sold.

Non-interest expense decreased $148,000 or 7.3% to $1.9 million for the quarter ended March 31, 2022, due primarily to a decrease in employee compensation and benefits. The Company’s required contribution to its defined benefit (“DB”) pension plan for the current fiscal year has decreased. The Company’s DB plan administrator estimates contributions for the fiscal year ending June 30, 2022, to be approximately $376,000, compared to $955,000 in contributions for the fiscal year ended June 30, 2021. The Company recorded a $106,000 negative provision for loan losses for the three-month period ended March 31, 2022, compared to no provision recorded for the prior year quarter. The negative provision was due in part to continued strong repayment performance of the Company’s loan portfolio. In calculating the allowance for loan and lease losses, management considers historical losses which have been reduced considerably due to a strong real estate market. Further, the volume in the overall portfolio has declined over the most recent three quarters, particularly in certain areas for which management weight heavier in its loss analysis, such as multi-family loans.

The increase in net earnings on a nine-month basis was primarily attributable to lower non-interest expense, and decreased provision for loan losses, which were partially offset by decreased net interest income, increased provision for income tax, and decreased non-interest income.

Non-interest expense decreased $385,000 or 6.3% to $5.7 million for the nine months ended March 31, 2022, due primarily to a decrease in the Company’s required contribution to its DB pension plan, referenced above. The Company recorded a $106,000 negative provision for loan losses for the nine-month period just ended, compared to a provision of $192,000 recorded for the prior year period.

Net interest income decreased $335,000 or 4.6% and totaled $7.0 million for the nine months ended March 31, 2022, as interest income decreased more than interest expense decreased. Interest income decreased $655,000 or 7.3% and totaled $8.3 million for the nine months just ended primarily due to a decrease in the average rate earned on the assets, although the average volume of assets also decreased period to period. Interest expense decreased $320,000 or 19.3% and totaled $1.3 million for the nine months just ended, primarily due to a decrease in the average rate paid on funding sources. Income tax expense increased $81,000 or 27.6% to $374,000 for the nine months just ended, primarily due to the Banks now being subject to Kentucky corporate income tax. Non-interest income decreased $11,000 or 2.5% and totaled $422,000 for the recently-ended nine month period, primarily due to decreased net gains on sales of loans.

At March 31, 2022, assets totaled $333.9 million, a decrease of $4.2 million or 1.2%, compared to $338.1 million at June 30, 2021. The decrease in assets was attributed primarily to a $28.5 million or 9.6% decrease in loans, net, which totaled $269.4 million at March 31, 2022, while cash and cash equivalents increased $24.4 million or 112.8% to $46.1 million. The decrease in loans is primarily due to the combined effect of: the fact that certain borrowers sold their real estate holdings to realize the benefit of increased market  values; certain borrowers sold properties due to age or health issues; and management’s determination not to match terms of certain loans offered by other financial institutions that management did not believe to be prudent. Deposits increased $11.8 million or 5.2% to $238.6 million at March 31, 2022 compared to June 30, 2021 while advances decreased $16.1 million or 28.3% to $40.8 million at the end of the period.

At March 31, 2022, the Company reported its book value per share as $6.41. The change in shareholders’ equity was primarily associated with net profits for the period, less dividends paid on common stock and common stock repurchased for treasury purposes.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2021. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2022, the Company had approximately 8,218,215 shares outstanding of which approximately 57.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	June 30,
	2022	2021
ASSETS	(Unaudited)
Cash and cash equivalents	$46,061	$21,648
Time deposits in other financial institutions	-	247
Investment Securities	387	495
Loans available-for sale	1,342	1,307
Loans, net	269,396	297,902
Real estate acquired through foreclosure	61	82
Goodwill	947	947
Other Assets	15,704	15,435
Total Assets	$333,898	$338,063
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$238,642	$226,843
FHLB Advances	40,782	56,873
Other Liabilities	1,828	2,051
Total liabilities	281,252	285,767
Shareholders' Equity	52,646	52,296
Total liabilities and shareholders' equity	$333,898	$338,063
Book value per share	$6.41	$6.36
Tangible book value per share	$6.29	$6.25
Outstanding shares	8,218,215	8,222,046

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Interest Income	$8,316	$8,971	$2,561	$2,940
Interest Expense	1,340	1,660	423	492
Net Interest Income	6,976	7,311	2,138	2,448
Provision for Losses on Loans	(106)	192	(106)	-
Non-interest Income	422	433	94	182
Non-interest Expense	5,746	6,131	1,871	2,019
Income Before Income Taxes	1,758	1,421	467	611
Income Taxes	374	293	133	138
Net Income	$1,384	$1,128	$334	$473
Earnings per share:
Basic and Diluted	$0.17	$0.14	$0.04	$0.06
Weighted average outstanding shares:
Basic and Diluted	8,216,989	8,217,654	8,215,825	8,211,789

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